EXHIBIT 99.2

Use of Proceeds

We anticipate receiving approximately $2,729 million in net proceeds from the sale of the senior unsecured notes (the “Senior Unsecured Notes”) and the senior secured notes (the “Senior Secured Notes”), after commissions and fees and expenses related to the offering of the Senior Unsecured Notes and the Senior Secured Notes (each, an “Offering” and together, the “Offerings”) payable by us. The gross proceeds from this offering will be placed into escrow on the closing date. Following the release of the proceeds from escrow, we expect to use the net proceeds from the Offerings to pay the cash consideration in the merger (the “Merger”) of United Rentals, Inc. (“URI”) and RSC Holdings Inc. (“RSC”), to refinance certain of RSC’s existing senior indebtedness, to reduce outstanding borrowings under our asset backed loan facility the (“ABL Facility”) and to pay related fees and expenses. We will use a portion of the net proceeds from the financings to repay certain indebtedness of RSC, including RSC’s senior asset backed loan revolving facility (the “ABL”), which had $488 million outstanding as of December 31, 2011, to satisfy and discharge $400 million principal amount of RSC’s 10% senior secured notes due 2017 and to satisfy and discharge $503 million principal amount of RSC’s 9 1/2% senior notes due 2014.

The following table summarizes the estimated sources and uses of proceeds in connection with the Merger and the related transactions, assuming the Merger and the related transactions occurred on December 31, 2011. The actual amounts set forth in the table are subject to adjustment and may differ at the time of the consummation of the Merger and the related transactions depending on several factors, including differences from our estimation of fees and expenses.

Sources of Funds	Amount (in millions)
Unsecured Notes	2,075
Secured Notes	750

Total sources	$2,825

Uses of Funds	Amount (in millions)

Merger consideration	$1,155
Repay ABL Facility	15
Repay RSC’s senior ABL revolving facility	488
Repay RSC’s 10% senior secured notes due 2017	400
Repay RSC’s 9 1/2% senior notes due 2014	503
Fees and expenses	264
Total uses	$2,825